Exhibit 99.1

Parsons Delivers Strong Third Quarter Results; Momentum in Core Markets

Q3 2019 Financial Highlights:

•	Revenue of $1 billion, a company record
•	Net income of $57 million, driven by strong Federal Solutions performance
•	Adjusted EBITDA of $89 million, a company record
•	Adjusted EBITDA margin of 8.7%
•	Cash flow from operations of $179 million
•	Trailing 12-month book-to-bill ratio of 1.2x

Q3 2019 Strategic Highlights:

•	Strong win rates and momentum in growing markets drives Federal Solutions book-to-bill ratio to 1.7x
•	Robust balance sheet post QRC Technologies acquisition
•	International recognition for environmental, health and safety initiatives

CENTREVILLE, VA – November 12, 2019, Parsons Corporation (NYSE: PSN) today announced financial results for the third quarter ended September 30, 2019.

CEO Commentary

“We reported solid third quarter results with record revenue and adjusted EBITDA and strong cash flow,” said Chuck Harrington, Chairman and CEO of Parsons Corporation. “We are established in growing and enduring markets, and we continue to win large strategic contracts, including our largest single-award cyber program to date. Our year-to-date margin expansion is driven by selling more technology-led solutions, shaping our portfolio, acquiring higher margin businesses and solid execution. Today, we are also announcing the promotion of Carey Smith to President in addition to her current role as Chief Operating Officer. This promotion recognizes Carey’s contributions to our transformation and adds additional functions under her leadership to enhance support to our customers and customer-facing teams. We are excited about our future and plan to leverage our business momentum, technology-driven solutions and robust balance sheet to drive future growth and shareholder value.”

Third Quarter 2019 Results

Total revenue for the third quarter of 2019 increased $47 million to over $1 billion, a new company record. Operating income decreased $2 million in the third quarter of 2019 primarily due to an additional $15 million of increased acquisition-related intangible amortization expenses and transaction-related costs. Diluted earnings per share (EPS) attributable to Parsons increased 10% to $0.57 primarily due to the positive impact from elections made in connection with the filing of the Company’s 2018 S-Corporation tax return during the third quarter, offset by the increased acquisition-related intangible amortization and transaction-related expenses noted above and additional shares issued in the Company’s IPO.

Adjusted EBITDA for the third quarter of 2019 was $89 million, a 0.5% increase over the prior year period. Adjusted EBITDA margin decreased to 8.7% due to lower margins in the Company’s Critical Infrastructure segment, offset by higher margins in the Federal Solutions segment.

Adjusted EBITDA attributable to Parsons for the third quarter of 2019 was $84 million, a 1% increase over the prior year’s strong performance. Adjusted EPS decreased to $0.53, compared to $0.82 in the third quarter of 2018 primarily due to a higher income tax provision and additional shares issued in the Company’s IPO.

Information about the Company's use of non-GAAP financial information is provided on page eleven and in the non-GAAP reconciliation tables included herein.

Segment Results

Federal Solutions Segment

	Three Months Ended		Growth		Nine Months Ended		Growth
	September 28, 2018	September 30, 2019	Dollars/ Percent	Percent	September 28, 2018	September 30, 2019	Dollars/ Percent	Percent
Revenue	$443,725	$486,175	$42,450	10%	$1,076,125	$1,387,484	$311,359	29%
Adj. EBITDA including noncontrolling interests	$45,641	$50,445	$4,804	11%	$101,266	$126,979	$25,713	25%
Adj. EBITDA margin including noncontrolling interests	10.3%	10.4%	0.1%	1%	9.4%	9.2%	-0.3%	-3%
Adj. EBITDA attributable to Parsons Corp.	$45,556	$50,359	$4,803	11%	$101,052	$126,658	$25,606	25%
Adj. EBITDA margin attributable to Parsons Corp.	10.3%	10.4%	0.1%	1%	9.4%	9.1%	-0.3%	-3%

Third quarter 2019 revenue increased $42 million, or 10%, compared to the prior year period. The increase was driven by $39 million from acquisitions and organic growth of 1%. Total revenue for the third quarter of 2018 included approximately $20 million of unusually high volume on two contracts. Excluding this increased activity, organic revenue would have increased by 5%.

Federal Solutions Adjusted EBITDA including noncontrolling interests and Adjusted EBITDA attributable to Parsons Corporation for the third quarter of 2019 both increased by $5 million, or 11%, compared to the prior year period. Adjusted EBITDA margin for both metrics increased to 10.4%, or by 10 basis points from the third quarter of 2018. The increases in Adjusted EBITDA margin were driven primarily by additional contract incentive fees and contributions from the Company’s acquisitions, offset by increased bid and proposal costs and a greater allocation of corporate indirect general and administrative costs to the Company’s Federal Solutions segment in-line with its growing share of the overall business.

Critical Infrastructure Segment

	Three Months Ended		Growth		Nine Months Ended		Growth
	September 28, 2018	September 30, 2019	Dollars/ Percent	Percent	September 28, 2018	September 30, 2019	Dollars/ Percent	Percent
Revenue	$532,432	$537,102	$4,670	1%	$1,555,443	$1,529,940	$(25,503)	-2%
Adj. EBITDA including noncontrolling interests	$42,923	$38,545	$(4,378)	-10%	$90,763	$110,240	$19,477	21%
Adj. EBITDA margin including noncontrolling interests	8.1%	7.2%	-0.9%	-11%	5.8%	7.2%	1.4%	23%
Adj. EBITDA attributable to Parsons Corp.	$38,006	$33,976	$(4,030)	-11%	$80,296	$102,177	$21,881	27%
Adj. EBITDA margin attributable to Parsons Corp.	7.1%	6.3%	-0.8%	-11%	5.2%	6.7%	1.5%	29%

Third quarter 2019 revenue increased $5 million, or 1%, compared to the prior year period. The increase was due to growth on existing contracts.

Critical Infrastructure Adjusted EBITDA including noncontrolling interests for the third quarter of 2019 decreased $4 million, or -10%, compared to the prior year period. Adjusted EBITDA margin including noncontrolling interests decreased to 7.2%, or by 90 basis points from the third quarter of 2018. The decreases were primarily driven by lower equity in earnings from unconsolidated joint ventures, including the completion of a large joint venture program, and an increase in indirect general administrative costs, partially offset by an increase in project margins from higher margin new awards.

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation for the third quarter of 2019 decreased $4 million, or -11%, compared to the prior year period. Adjusted EBITDA margin attributable to Parsons decreased to 6.3%, or by 80 basis points from the third quarter of 2018. The decreases were primarily driven by the same factors as noted above.

Third Quarter 2019 Key Performance Indicators

The Company continues to achieve a strong book-to-bill ratio and increase its backlog. Strong third quarter operating cash flow enabled the Company to repay the entire $140 million it borrowed under its revolving credit facility in connection with the $214 million acquisition of QRC technologies. The Company’s operating cash flow and significant borrowing capacity will enable ongoing investments in its growth strategy.

•	Book-to-bill ratio: 1.1x on net bookings of 1.1 billion. Trailing twelve-month: 1.2x on net bookings of $4.6 billion.
•	Total backlog: $8.3 billion, a 4% increase over the third quarter of 2018.
•

Cash flow from operating activities: $179 million compared to $108 million in the third quarter of 2018. For the nine months ended September 30, 2019: $131 million compared to $100 million in the prior year period.

•

Debt: total and net debt were $249 million and $115 million, respectively. The Company’s net debt to trailing twelve-month adjusted EBITDA leverage ratio at the end of the third quarter of 2019 was 0.4x. The Company defines net debt as total debt less cash and cash equivalents.

Recent Developments

•

Announced Carey Smith’s role and responsibilities expanded from Chief Operating Officer to President and Chief Operating Officer. This promotion was made in recognition of her success in leading the operations of Parsons’ Federal Solutions and Critical Infrastructure business segments with a proven track record of organic and strategic growth. This role improves synergies among our two business segments and centralizes core operational functions.

Third Quarter 2019 Significant Contract Wins

Parsons continues to win large strategic contracts in growing and enduring markets. During the third quarter, the Company won six contracts over $100 million, including three single-award contracts and its largest ever cyber contract, and prime positions on three multiple-award IDIQ vehicles. Parsons also joined Northrop Grumman’s Ground Based Strategic Deterrent (GBSD) team. The Company’s strong customer relationships, rigorous capture processes, and investments in technology and people are driving success in winning new contracts and expanding existing contracts.

•

Awarded the new $590 million Combatant Commands Cyber Mission Support contract by the U.S. General Services Administration. Under the contract, Parsons will support multi-domain operations across cyber, space, air, ground, and maritime — researching, developing, testing, and evaluating tailored cyber solutions for cyberspace operations, advanced concepts and technologies, and integrating operational platforms. Our award of this contract was a result of the combined Parsons, Polaris Alpha, OGSystems and QRC Technologies acquisitions, unique mission understanding and a demonstrated ability to provide solutions that adapt at the pace of the evolving threat.

•

Awarded a new $229 million contract by the U.S. Army Corps of Engineers to repair Bucholz Army Airfield, U.S. Army Kwajalein Atoll in the Republic of the Marshall Islands. This significant contract positions Parsons in the northern Pacific Rim for upcoming space and missile defense related projects.

•

Awarded a $137 million contract modification for technology insertion and completing the testing and commissioning phase of the Department of Energy’s Savannah River Salt Waste Processing Facility project.

•

Announced that the Company joined the Northrop Grumman-led team pursuing the U.S. Air Force GBSD program. GBSD is a U.S. land-based intercontinental ballistic missile (ICBM) system that will replace Minuteman III missiles operated by the Air Force from 2028 onward.

•

Selected by the Naval Information Warfare Systems Command as one of multiple awardees on the $968 million IDIQ contract to provide worldwide installation services for shore-based command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR) and supporting systems.

•	Selected by a classified customer as one of multiple awardees on a $750 million IDIQ contract to provide support to national security missions.
•

Selected by the Air Force as one of multiple awardees on the $427 million Global Application Research, Development, Engineering and Maintenance IDIQ contract to perform research, development, prototyping, integration, testing, demonstration, deployment and maintenance of innovative technologies and concepts.

Corporate Social Responsibility Recognition

The Company’s focus on corporate social responsibility initiatives is driving international recognition.

•

Parsons, a widely recognized leader in occupational health, safety and environmental sustainability, was awarded the National Safety Council's prestigious Robert W. Campbell Award. The international award honors one company each year for achieving excellence through the integration of environment, health, and safety management into business operations.

•

Parsons’ Ontario, Canada team received a Certificate of Recognition from the Infrastructure Health and Safety Association after a comprehensive audit of its health and safety management system, which is the framework used to manage risks, establish controls, and minimize the incidence of injury and illness to employees.

Conference Call Information

Parsons will host a conference call today, November 12, 2019, at 8:00 a.m. ET to discuss the financial results for its third quarter 2019.

Listeners may access a webcast of the live conference call from the Investor Relations section of the Company's website at www.Parsons.com. Listeners also may access a slide presentation on the website, which summarizes the Company’s third quarter 2019 results. Listeners should go to the website 15 minutes before the live event to download and install any necessary audio software.

Listeners may also participate in the conference call by dialing +1 (866) 211-3159 (domestic) or +1 (647) 689-6592 (international) and entering passcode 8757416.

A replay will be available on the Company's website approximately two hours after the conference call and continuing for one year. A telephonic replay also will be available through November 19, 2019 at +1 (800) 585-8367 (domestic) or +1 (416) 621-4642 (international) and entering passcode 8757416.

About Parsons Corporation

Parsons is a leading disruptive technology provider for the future of global defense, intelligence and critical infrastructure with capabilities across cybersecurity, missile defense, space, connected infrastructure and smart cities. Please visit parsons.com, and follow us on LinkedIn and Facebook to learn how we're making an impact.

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs and assumptions, and are not guarantees of future performance. Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control. Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of our addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. federal government; our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings, including litigation, audits, reviews and investigations, which may result in materially adverse judgments, settlements or other unfavorable outcomes. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors included under the caption “Risk Factors” in our Registration Statement on Form S-1 and our other filings with the Securities and Exchange Commission. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statement made in this presentation that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:Investor Relations:

Bryce McDevittDave Spille

Parsons CorporationParsons Corporation

(703) 797-3001(571) 655-8264

Bryce.McDevitt@Parsons.comDave.Spille@Parsons.com

PARSONS CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 28, 2018	September 30, 2019	September 28, 2018	September 30, 2019
Revenues	$976,157	$1,023,277	$2,631,568	$2,917,424
Direct costs of contracts	783,018	798,552	2,054,201	2,297,512
Equity in earnings of unconsolidated joint ventures	12,707	7,274	25,577	29,305
Indirect, general and administrative expenses	150,733	178,550	422,028	581,428
Operating income	55,113	53,449	180,916	67,789
Interest income	351	427	2,358	1,129
Interest expense	(5,940)	(4,909)	(14,475)	(19,577)
Other income (expense), net	696	(3,127)	355	(1,580)
Gain associated with claim on long-term contract	-	-	74,578	-
Total other income (expense)	(4,893)	(7,609)	62,816	(20,028)
Income before income tax provision	50,220	45,840	243,732	47,761
Income tax benefit (provision)	(4,154)	15,453	(18,526)	67,063
Net income including noncontrolling interests	46,066	61,293	225,206	114,824
Net income attributable to noncontrolling interests	(4,844)	(4,481)	(10,316)	(8,012)
Net income attributable to Parsons Corporation	$41,222	$56,812	$214,890	$106,812
Earnings per share:
Basic and diluted	$0.52	$0.57	$2.66	$1.19

Weighted average number shares used to compute basic and diluted EPS

	Three Months Ended		Nine Months Ended
	September 28, 2018	September 30, 2019	September 28, 2018	September 30, 2019
Basic weighted average number of shares outstanding	79,185,527	99,434,877	80,702,032	89,977,493
Dilutive common share equivalents	-	-	-	-
Diluted weighted average number of shares outstanding	79,185,527	99,434,877	80,702,032	89,977,493

PARSONS CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands, except share information)

(Unaudited)

	December 31, 2018	September 30, 2019
Assets
Current assets:
Cash and cash equivalents (including $73,794 and $55,054 Cash of consolidated joint ventures)	$280,221	$133,870
Restricted cash and investments	974	12,592
Accounts receivable, net (including $180,325 and $164,460 Accounts receivable of consolidated joint ventures, net)	623,286	673,674
Contract assets (including $21,270 and $26,542 Contract assets of consolidated joint ventures)	515,319	583,670
Prepaid expenses and other current assets (including $11,837 and $8,149 Prepaid expenses and other current assets of consolidated joint ventures)	69,007	70,455
Total current assets	1,488,807	1,474,261

Property and equipment, net (including $2,561 and $3,171 Property and equipment of consolidated joint ventures, net)	91,849	109,238
Right of use assets, operating leases	-	219,207
Goodwill	736,938	1,050,077
Investments in and advances to unconsolidated joint ventures	63,560	66,584
Intangible assets, net	179,519	281,157
Deferred tax assets	5,680	111,610
Other noncurrent assets	46,225	50,510
Total assets	$2,612,578	$3,362,644

Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
Accounts payable (including $87,914 and $90,692 Accounts payable of consolidated joint ventures)	$226,345	$226,563
Accrued expenses and other current liabilities (including $73,209 and $63,880 Accrued expenses and other current liabilities of consolidated joint ventures)	559,700	639,650
Contract liabilities (including $38,706 and $43,324 Contract liabilities of consolidated joint ventures)	208,576	231,032
Short-term lease liabilities, operating leases	-	49,074
Income taxes payable	11,540	9,940
Total current liabilities	1,006,161	1,156,259
Long-term employee incentives	41,913	45,749
Deferred gain resulting from sale-leaseback transactions	46,004	-
Long-term debt	429,164	249,306
Long-term lease liabilities, operating leases	-	188,571
Deferred tax liabilities	6,240	7,337
Other long-term liabilities	127,863	120,971
Total liabilities	1,657,345	1,768,193
Commitments and contingencies (Note 13)
Redeemable common stock held by Employee Stock Ownership Plan (ESOP), $1 par value; 78,172,809 and 78,138,602 shares outstanding, recorded at redemption value	1,876,309	2,577,011
Shareholders' equity (deficit):
Common stock, $1 par value; authorized 1,000,000,000 shares; 125,097,684 and 146,393,959 shares issued; 0 and 21,296,275 shares outstanding	-	21,296
Treasury stock, 46,918,140 and 46,959,082 shares at cost	(957,025)	(957,844)
Additional paid-in capital	-	8,772
Retained earnings (accumulated deficit)	12,445	(64,896)
Accumulated other comprehensive loss	(22,957)	(17,982)
Total Parsons Corporation shareholders' equity (deficit)	(967,537)	(1,010,654)
Noncontrolling interests	46,461	28,094
Total shareholders' equity (deficit)	(921,076)	(982,560)
Total liabilities, redeemable common stock and shareholders' equity (deficit)	$2,612,578	$3,362,644

PARSONS CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Nine Months Ended
	September 28, 2018	September 30, 2019
Cash flows from operating activities:
Net income including noncontrolling interests	$225,206	$114,824
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	46,656	92,692
Amortization of deferred gain	(5,440)	-
Amortization of debt issue costs	548	802
Gain associated with claim on long-term contract	(129,674)	-
Loss on disposal of property and equipment	59	1,045
Provision for doubtful accounts	9,094	(964)
Deferred taxes	1,281	(105,161)
Foreign currency transaction gains and losses	2,007	1,689
Equity in earnings of unconsolidated joint ventures	(25,577)	(29,305)
Return on investments in unconsolidated joint ventures	31,728	32,848
Stock-based compensation	-	9,224
Contributions of treasury stock	34,070	36,779
Changes in assets and liabilities, net of acquisitions and newly consolidated joint ventures:
Accounts receivable	384,216	(31,726)
Contract assets	(527,768)	(59,161)
Prepaid expenses and current assets	(13,028)	2,980
Accounts payable	38,424	(6,946)
Accrued expenses and other current liabilities	9,558	40,186
Billings in excess of costs	(151,892)	-
Contract liabilities	168,579	20,703
Provision for contract losses	(13,992)	-
Income taxes	3,250	(3,019)
Other long-term liabilities	12,517	13,138
Net cash provided by operating activities	99,822	130,628
Cash flows from investing activities:
Capital expenditures	(19,436)	(44,030)
Proceeds from sale of property and equipment	112	2,824
Payments for acquisitions, net of cash acquired	(481,163)	(495,690)
Investments in unconsolidated joint ventures	(4,276)	(11,446)
Return of investments in unconsolidated joint ventures	1,126	6,632
Net cash used in investing activities	(503,637)	(541,710)
Cash flows from financing activities:
Proceeds from borrowings	260,000	530,000
Repayments of borrowings	(20,000)	(710,000)
Payments for debt costs and credit agreement	(468)	(286)
Contributions by noncontrolling interests	13,768	8,999
Distributions to noncontrolling interests	(6,858)	(35,378)
Purchase of treasury stock	(73,308)	(819)
IPO proceeds, net	-	536,879
Dividend paid	-	(52,093)
Net cash provided by financing activities	173,134	277,302
Effect of exchange rate changes	(1,233)	(953)
Net decrease in cash, cash equivalents, and restricted cash	(231,914)	(134,733)
Cash, cash equivalents and restricted cash:
Beginning of year	446,144	281,195
End of period	$214,230	$146,462

Contract Awards (in thousands):

	Three months ended		Nine Months Ended
	September 28, 2018	September 30, 2019	September 28, 2018	September 30, 2019
Federal Solutions	$671,615	$845,559	$1,624,573	$2,076,928
Critical Infrastructure	552,034	289,665	1,594,243	1,257,506
Total Awards	$1,223,649	$1,135,224	$3,218,816	$3,334,434

Backlog (in thousands):

	September 28, 2018	September 30, 2019
Federal Solutions:
Funded	$998,863	$1,214,919
Unfunded	3,838,046	3,946,784
Total Federal Solutions	4,836,909	5,161,703
Critical Infrastructure:
Funded	3,126,316	3,050,525
Unfunded	-	38,286
Total Critical Infrastructure	3,126,316	3,088,811
Total Backlog	$7,963,225	$8,250,514

Book-To-Bill Ratio:

	Three months ended		Nine Months Ended
	September 28, 2018	September 30, 2019	September 28, 2018	September 30, 2019
Federal Solutions	1.5	1.7	1.5	1.5
Critical Infrastructure	1.0	0.5	1.0	0.8
Overall	1.3	1.1	1.2	1.1

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Operating Income, Adjusted Operating Margin, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions of Williams Electric, Polaris Alpha and  OGSystems, initial public offering transaction-related expenses, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered to non-operational in nature . These items have been Adjusted because they are not considered core to the Company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The Company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the Company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended		Nine Months Ended
	September 28, 2018	September 30, 2019	September 28, 2018	September 30, 2019
Net income attributable to Parsons Corporation	$41,222	$56,812	$214,890	$106,812
Interest expense, net	5,589	4,482	12,117	18,448
Income tax provision (benefit)	4,154	(15,453)	18,526	(67,063)
Depreciation and amortization(a)	23,599	31,027	46,656	92,692
Net income attributable to noncontrolling interests	4,844	4,481	10,316	8,012
Litigation-related gains(b)	-	-	(129,674)	-
Amortization of deferred gain resulting from sale-leaseback transactions(c)	(1,798)	-	(5,440)	-
Equity based compensation	5,049	(1,657)	13,198	45,504
Transaction-related costs(d)	2,456	9,891	7,511	26,961
Restructuring(e)	-	309	-	2,880
Other(f)	3,449	(902)	3,929	2,973
Adjusted EBITDA	$88,564	$88,990	$192,029	$237,219

(a)

Depreciation and amortization for the three and nine months ended September 28, 2018 is $19.0 million and $32.6 million, respectively in the Federal Solutions Segment and $4.6 million and $14.0 million, respectively in the Critical Infrastructure Segment.  Depreciation and amortization for the three and nine months ended September 30, 2019 is $26.0 million and $75.1 million, respectively in the Federal Solutions Segment and $5.0 million and $17.6 million, respectively in the Critical Infrastructure Segment.

(b)

Reversal of an accrued liability, with $55.1 million recorded to revenue and $74.6 million recorded to other income (“gain associated with claim on long-term contract”) in our results of operations, associated with a lawsuit against a joint venture in which the Company is the managing partner.  Please see “Note 14 – Commitments and Contingencies” in the Company’s Form S-1/A filed on April 29, 2019, for a description of this matter, which was resolved in favor of the Company on June 13, 2018.

(c)	Reflects recognized deferred gains related to sales-leaseback transactions.
(d)	Reflects costs incurred in connection with acquisitions, initial public offering, and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(e)	Reflects costs associated with our corporate restructuring initiatives.
(f)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)	Three months ended		Nine Months Ended
	September 28, 2018	September 30, 2019	September 28, 2018	September 30, 2019
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$45,556	$50,359	$101,052	$126,658
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	85	86	214	321
Federal Solutions Adjusted EBITDA including noncontrolling interests	$45,641	$50,445	$101,266	$126,979

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	38,006	33,976	80,296	102,177
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	4,917	4,569	10,467	8,063
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$42,923	$38,545	$90,763	$110,240

Total Adjusted EBITDA including noncontrolling interests	$88,564	$88,990	$192,029	$237,219

PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 28, 2018	September 30, 2019	September 28, 2018	September 30, 2019
Net income attributable to Parsons Corporation	$41,222	$56,812	$214,890	$106,812
Deferred Tax Asset Recognition(a)	-	(29,309)	-	(85,672)
Acquisition related intangible asset amortization	14,745	22,143	22,674	64,438
Litigation-related expenses(b)	-	-	(129,674)	-
Amortization of deferred gain resulting from sale-leaseback transactions(c)	(1,798)	-	(5,440)	-
Equity based compensation	5,049	(1,657)	13,198	45,504
Transaction-related costs(d)	2,456	9,891	7,511	26,961
Restructuring(e)	-	309	-	2,880
Other(f)	3,449	(902)	3,929	2,973
Tax effect on adjustments	(294)	(5,025)	1,144	(23,091)
Adjusted net income attributable to Parsons Corporation	64,829	52,262	128,232	140,805
Adjusted earnings per share:
Weighted-average number of basic/diluted shares outstanding	79,185,527	99,434,877	80,702,032	89,977,493
Adjusted net income attributable to Parsons Corporation per basic/diluted share	$0.82	$0.53	$1.59	$1.56

(a)	Reflects the reversal of a deferred tax asset as a resulting of the Company converting from and S-Corporation to a C-Corporation.
(b)

Reversal of an accrued liability, with $55.1 million recorded to revenue and $74.6 million recorded to other income (“gain associated with claim on long-term contract”) in our results of operations, associated with a lawsuit against a joint venture in which the Company is the managing partner. Please see “Note 14 – Commitments and Contingencies” in the Company’s Form S-1/A filed on April 29, 2019, for a description of this matter, which was resolved in favor of the Company on June 13, 2018.

(c)	Reflects recognized deferred gains related to sales-leaseback transactions.
(d)	Reflects costs incurred in connection with acquisitions, initial public offering, and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(e)	Reflects costs associated with our corporate restructuring initiatives.
(f)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.